EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Peoples Holding Company on Form S-4 and related Prospectus for our report, dated February 6, 2004, except for note 12 as to which the date is March 9, 2004, appearing in the Annual Report on Form 10-K of Heritage Financial Holding Corporation for the year ended December 31, 2003. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/    PORTER KEADLE MOORE, LLP

Atlanta, Georgia

October 5, 2004